Exhibit 5.1

6 January 2017

To:	Board of Directors

Avadel Pharmaceuticals plc

Block 10-1

Blanchardstown Corporate Park

Ballycoolin

Dublin D15 WDH4

Re:	Avadel Pharmaceuticals plc (the “Company”) – Form S-3 Opinion

Dear Sirs,

1.	Basis of Opinion

1.1	We are acting as Irish counsel to the Company, registered number 572535, a public company limited by shares, incorporated under the laws of Ireland, with its registered office at Block 10-1, Blanchardstown Corporate Park, Ballycoolin, Dublin D15 WDH4, in connection with the post-effective amendment no. 2 to Form F-3 on Form S-3 (the “Registration Statement”), to be filed with the United States Securities and Exchange Commission (the “SEC”) on 6 January 2017 under the Securities Act of 1933, as amended (the “Securities Act”) with respect to 3,300,000 ordinary shares of US$0.01 in the form of American Depository Shares (“ADS”), each ADS representing one ordinary share of US$0.01 of the Company (the “Shares”) that are issuable on the exercise of the Warrants (as defined in the schedule (the “Schedule”) to this Opinion), which were initially issued to Breaking Stick Holdings, LLC (the “Holder”) in connection with the acquisition of Éclat Pharmaceuticals LLC in March 2012 by Flamel Technologies S.A. (“Flamel”), the predecessor to the Company, and reissued by the Company to the Holder effective 1 January 2017.

1.2	This Opinion is confined to and given in all respects in accordance with the laws of Ireland (meaning Ireland exclusive of Northern Ireland) in force as at the date hereof as currently applied by the courts of Ireland. We have made no investigation of and we express no opinion as to the laws of any other jurisdiction or the effect thereof. We have assumed without investigation that insofar as the laws of any jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with any of the obligations or rights expressed in the Documents (as defined below) or the transactions contemplated thereby.

1.3	This Opinion is also strictly confined to the matters expressly stated herein at paragraph 2 below and is not to be read as extending by implication or otherwise to any other matter.

1.4	As Irish counsel to the Company in connection with the registration of the Shares, we have examined:

(a)	the documents listed in the Schedule (the “Documents”);

(b)	the legal searches listed at paragraph 1.6 (the “Searches”); and

(c)	such other documents and records as we have deemed necessary to enable us to render the opinions set forth below.

1.5	In giving this Opinion, we have examined and relied on copies of the Documents sent to us by email in pdf or other electronic format.

1.6	For the purpose of giving this Opinion, we have caused to be made the following legal searches against the Company on 6 January 2017:

(a)	on the file of the Company maintained by the Irish Registrar of Companies in Dublin for returns of allotments, special resolutions amending the memorandum and articles of association of the Company and notice of the appointment of directors and secretary of the Company and for the appointment of any receiver, examiner or liquidator;

(b)	in the Judgments Office of the High Court for unsatisfied judgments, orders, decrees and the like for the twelve years immediately preceding the date of the search; and

(c)	in the Central Office of the High Court in Dublin for any proceedings and petitions filed in respect of the Company.

1.7	This Opinion speaks only as of its date. We assume no obligation to update the Opinion at any time in the future or to advise you of any change in law or change in interpretation of law which may occur after the date of this Opinion.

1.8	References in this Opinion to the “Companies Act” means the Companies Act 2014, all enactments which are to be read as are with, or construed or read together as are with the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force.

1.9	No assumption or qualification in this Opinion limits any other assumption herein. Headings to paragraphs or sub-paragraphs of this Opinion are for convenience only.

2.	Opinion

Subject to the assumptions set out in this Opinion and to any matters not disclosed to us, we are of the opinion that:

2.1	The Company is a public company limited by shares and is duly incorporated and validly existing under the laws of Ireland.

2.2	The Shares have been duly authorised pursuant to resolutions of the board of directors of the Company and, when issued (and, if required, paid for in cash) in accordance with the terms of the Warrants and in the applicable resolutions, will be validly issued, fully paid up and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such Shares).

3.	Assumptions

For the purpose of giving this Opinion, we assume the following without any responsibility on our part if any assumption proves to have been untrue as we have not verified independently any assumption:

Registration Statement and the Plans

3.1	that when filed with the SEC, the Registration Statement will not differ in any material respect from the drafts that we have examined and that the Registration Statement will have become effective under the Securities Act;

3.2	that the Shares will be allotted and issued in the manner stated in the Warrants, and they will be issued and sold in compliance with all applicable laws (other than Irish law), including applicable U.S. federal and state securities laws in the manner stated in the Registration Statement;

3.3	that the filing of the Registration Statement has been authorised by all necessary actions under all applicable laws other than Irish law;

3.4	that the exercise of the Warrants and the issue of the Shares upon exercise of such Warrants will be conducted in accordance with the terms and the procedures described in the constitution of the Company (the “Constitution”), the Companies Act and the Warrants;

3.5	that the Company has sufficient authorised but unissued share capital to issue the required number of Shares that are issuable under the Warrants and any employees’ share scheme (as defined under Section 64(1) of the Companies Act) or any share incentive plan;

3.6	that, in accordance with the Constitution, the board of directors of the Company is entitled and authorised to issue the Shares upon exercise of the Warrants (in part or in whole) up to the relevant authorised share capital limit and no other consent or approval, including, but not limited to, shareholder approval, is required to effect such an issue;

3.7	that, at the time of issue of the Shares, the authority of the Company and the directors of the Company to issue the Shares, as provided for in the Companies Act and the Constitution, is in full force and effect;

3.8	that the Company will continue to renew its authority to issue the Shares in accordance with the terms and conditions set out in the Constitution and Companies Act and that, where such authority has not been renewed, the Company will not issue the Shares after such authority has expired;

3.9	that the issue of the Shares will be in compliance with the Companies Act, the Irish Takeover Panel Act, 1997, Takeover Rules 2013, and all other applicable Irish company, takeover, securities, market abuse, insider dealing laws and other rules and regulations;

3.10	that, as at the time of the issuance of the Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

3.11	that from the date of the board resolutions set out in the Schedule, no other corporate or other action has been taken by the Company to amend, alter or repeal those resolutions;

Authenticity and bona fides

3.12	the truth, completeness, accuracy and authenticity of all Documents submitted to us as originals or copies of originals (and in the case of copies, conformity to the originals of such copies), the genuineness of all signatories, stamps and seals thereon and where incomplete Documents have been submitted to us that the originals of such Documents are identical to the last draft of the complete Documents submitted to us;

3.13	that the copies produced to us of minutes of meetings and/or of resolutions correctly record the proceedings at such meetings and/or the subject matter which they purport to record and that any meetings referred to in such copies were duly convened, duly quorate and held, that those present at any such meetings were entitled to attend and vote at the meeting and acted bona fide throughout and that no further resolutions have been passed or other action taken which would or might alter the effectiveness thereof;

3.14	that there is, at the relevant time of the allotment and issue of the Shares, no matter affecting the authority of the directors to issue and allot the Shares, not disclosed by the Constitution or the resolutions produced to us, which would have any adverse implications in relation to the opinions expressed in this Opinion;

3.15	that the Constitution effective as of 11:59:59pm (Central European Time) on 31 December 2016 is the current Constitution, is up to date and has not been amended or superseded and that there are no other terms governing the Shares other than those set out in the Constitution;

Accuracy of searches and warranties

3.16	the accuracy and completeness of the information disclosed in the searches referred to in paragraph 1.6 above and that such information has not since the time of such search or enquiry been altered. It should be noted that searches at the Companies Registration Office, Dublin, do not necessarily reveal whether or not a prior charge has been created or a resolution has been passed or a petition presented or any other action taken for the winding-up of or the appointment of a receiver or an examiner to the Company;

3.17	that there has been no alteration in the status or condition of the Company as disclosed by the searches;

3.18	the truth, completeness and accuracy of all representations and statements as to factual matters contained in the Documents; and

3.19	that no proceedings have been instituted or injunction granted against the Company to restrain it from issuing the Shares and the issue and sale of any Shares would not be contrary to any state, governmental, court, state or quasi-governmental agency, licensing authority, local or municipal governmental body or regulatory authority’s order, direction, guideline, recommendation, decision, licence or requirement, other than where the foregoing is required by Irish law.

4.	Disclosure

This Opinion is addressed to you in connection with the registration of the Shares with the SEC. We hereby consent to the inclusion of this Opinion as an exhibit to the Registration Statement.

The opinion is governed by and is to be construed in accordance with the laws of Ireland as interpreted by the courts of Ireland at the date hereof.

Yours faithfully,

/s/ Arthur Cox

ARTHUR COX

SCHEDULE

The Documents

1.	A copy of the warrant to purchase 2,200,000 American Depositary Shares, each representing one ordinary share of the Company (“Warrant No.1”).

2.	A copy of the warrant to purchase 1,100,000 American Depositary Shares, each representing one ordinary share of the Company (“Warrant No. 2”, and together with Warrant No. 1, the “Warrants”).

3.	Common Draft Terms of the cross-border merger (the “Merger”) between the Company and Flamel Technologies S.A. dated 29 June 2016.

4.	A copy of the minutes of the board of directors of the Company dated 14 September 2016.

5.	A copy of the resolutions of the shareholders of the Company dated 20 December 2016.

6.	A copy of the Constitution adopted by resolution of the shareholders of the Company dated 20 December 2016 and effective as of the effective time of the Merger.

7.	A corporate certificate of Phillandas T. Thompson, secretary of the Company, dated 6 January 2017.

8.	The results of the Searches.

9.	Letter of status from the Irish Companies Registration Office dated 6 January 2017.